Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NAVIENT CORPORATION

(Company)

NAVIENT HOLDINGS, INC.

(Holdings)

and

RELAY MERGER SUB LLC

(Merger Sub)

Dated as of October 28, 2026

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of October 28, 2026, by and among Navient Corporation, a Delaware corporation (the “Company”), Navient Holdings, Inc., a Delaware corporation (“Holdings”) and a direct, wholly owned subsidiary of the Company, and Relay Merger Sub LLC, a Delaware limited liability company (“Merger Sub”) and a direct, wholly owned subsidiary of Holdings. The Company, Holdings and Merger Sub are hereinafter collectively referred to as the “Constituent Companies.”

WHEREAS, on the date hereof, the Company has authorized capital stock that consists of (a) 1,125,000,000 shares of Common Stock, par value $0.01 per share (“Company Common Stock”), of which, as of the close of business on October 26, 2026, 92,883,025 are issued and outstanding with 375,326,710 held in treasury, and (b) 20,000,000 shares of Preferred Stock, par value $0.20 per share (“Company Preferred Stock”), none of which are issued and outstanding or held in treasury.

WHEREAS, Holdings is a Delaware corporation and Merger Sub is a newly formed Delaware limited liability company, each formed for the sole purpose of participating in the transactions herein contemplated and actions related thereto, own no assets (other than Holdings’ ownership of Merger Sub and de minimis capital (if any)) and have taken no actions other than those necessary or advisable to organize such entities and to effect the transactions herein contemplated and actions related thereto.

WHEREAS, immediately prior to the Effective Time (as defined below), Holdings will have authorized (a) 1,125,000,000 shares of Common Stock, par value $0.01 per share (“Holdings Common Stock”), 100 of which will be issued and outstanding and owned by the Company, and (b) 20,000,000 shares of Preferred Stock, par value $0.20 per share (“Holdings Preferred Stock”), none of which are issued and outstanding.

WHEREAS, as of the date hereof, Holdings owns 100 common units in Merger Sub (the “Merger Sub Common Units”), representing 100% of the issued and outstanding limited liability company interests of Merger Sub and Holdings is the sole member of Merger Sub.

WHEREAS, the Company desires to create a new holding company structure by merging the Company with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity in the Merger (the “Surviving Company”), and in connection therewith, following the Effective Time (as defined below), Merger Sub, as the Surviving Company, will remain a direct, wholly-owned subsidiary of Holdings (and will be treated as disregarded as separate from Holdings for U.S. federal and applicable state income tax purposes).

WHEREAS, immediately following the Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions, of (i) the Holdings Common Stock will be the same as those of the Company Common Stock, and (ii) the Holdings Preferred Stock will be the same as those of the Company Preferred Stock.

WHEREAS, (i) the certificate of incorporation of Holdings that will be in effect at the Effective Time (the “Holdings Charter”) will be identical to the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) in effect immediately prior to the Effective Time and (ii) the bylaws of Holdings in effect at the Effective Time (the “Holdings Bylaws”) are identical to the Third Amended and Restated Bylaws of the Company (as amended from time to time, the “Company Bylaws”) in effect immediately prior to the Effective Time, in each case of clauses (i) and (ii), other than as required or permitted by Section 251(g) of the Delaware General Corporation Law (the “DGCL”).

WHEREAS, the limited liability company agreement of the Surviving Company will contain provisions substantially the same as those under the Company Charter as in effect immediately prior to the Effective Time (other than references to members rather than shareholders or stockholders, references to units or limited liability company interests rather than stock or shares, references to managers and members rather than directors, a reduction in the number of classes of units or limited liability company interests that the Surviving Company is authorized to issue and with such other modifications or omissions as are required or permitted by Section 251(g) of the DGCL).

WHEREAS, the directors of the Company immediately prior to the Effective Time will be the directors of Holdings immediately following the Effective Time;

WHEREAS, as of the Effective Time, (i) all outstanding awards with respect to shares of Company Common Stock (such awards collectively, the “Company RSUs”) issued pursuant to the Company’s 2014 Omnibus Incentive Plan, as amended and/or restated from time to time (the “2014 Plan”) and pursuant to the Company’s 2024 Omnibus Incentive Plan, as amended and/or restated from time to time (the “2024 Plan”), and together with the 2014 Plan, (the “Plans”), will be adjusted pursuant to the Plans to be awards in respect of shares of Holdings Common Stock, (ii) all outstanding rights with respect to shares of Company Common Stock pursuant to the Amended and Restated Navient Corporation Employee Stock Purchase Plan (the “ESPP”) will be adjusted pursuant to the ESPP to be awards in respect of shares of Holdings Common Stock and (iii) the Company’s (1) Deferred Compensation Plan for Directors, as amended and/or restated from time to time, (2) Deferred Compensation Plan, as amended and/or restated from time to time, (3) Change in Control Severance Plan for Senior Officers, as amended and/or restated from time to time, and (4) Executive Severance Plan for Senior Officers, as amended and/or restated from time to time (collectively, the “Other Executive Compensation Arrangements”) will be assumed by Holdings.

WHEREAS, the parties intend, for U.S. federal income tax purposes, that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and as such, the stockholders of the Company do not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger.

WHEREAS, the respective board of directors of each of the Company and Holdings and the sole member of Merger Sub have (i) determined that this Agreement and the Merger are in the best interests of the applicable Constituent Company and their respective stockholders and members, and declared this Agreement and the Merger to be advisable and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger in accordance with Section 251(g) of the DGCL and Section 18-209(b) of the Delaware Limited Liability Company Act (the “DLLCA”) and upon the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Constituent Companies hereby agree as follows:

1. THE MERGER. At the Effective Time, and in accordance with the provisions of Section 251(g) of the DGCL and Section 18-209 of the DLLCA and subject to the terms and conditions of this Agreement, (a) the Company shall be merged with and into Merger Sub, (b) the separate corporate existence of the Company shall cease and (c) Merger Sub shall continue as the Surviving Company and as a wholly owned subsidiary of Holdings. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and the DLLCA.

2. EFFECTIVE TIME. The Company will file a certificate of merger, in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL and the DLLCA, with the Secretary of State of the State of Delaware (the “Secretary of State”), and make all other filings or recordings required under the DGCL and the DLLCA to effectuate the Merger. The Merger shall be effective at the time the Certificate of Merger is accepted for filing by the Secretary of State or such later time as is set forth in the Certificate of Merger (the “Effective Time”).

3. CHARTER DOCUMENTS.

(a) Holdings. In accordance with Section 251(g) of the DGCL, the Holdings Charter (which became effective with the Secretary of State prior to the Effective Time pursuant to a Plan of Conversion and that certain Certificate of Conversion filed with the Secretary of State of Delaware by Navient Holding LLC, a Delaware limited liability company and predecessor to Holdings), is identical to the Company Charter as in effect immediately prior to the Effective Time, except that references to the name of the Company have been replaced with references to the name of Holdings and with such other modifications as may be required or permitted by Section 251(g) of the DGCL. The Holdings Bylaws in place at the Effective Time, are identical to the Company Bylaws in effect immediately prior to the Effective Time except that references to the name of the Company shall be replaced with references to the name of Holdings.

(b) The Surviving Company. Other than as amended by the Certificate of Merger to provide for a change in the name of the Surviving Company to Navient LLC, the Certificate of Formation of Merger Sub as in effect immediately prior to the Effective Time shall continue in full force and effect after the Effective Time as the Certificate of Formation of the Surviving Company, until thereafter amended as provided therein and in accordance with the DLLCA. At the Effective Time, by virtue of the Merger and pursuant to Section 18-209(f) of the DLLCA, and without any action on the part of Merger Sub or the Company, the limited liability company agreement of Merger Sub immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit B hereto (the “A&R LLCA”), and, as so amended and restated, shall be the limited liability company agreement of the Surviving Company from and after the Effective Time, until thereafter changed or amended in accordance with its terms and the DLLCA.

4. DIRECTORS AND OFFICERS.

(a) Holdings. Each director of the Company in office immediately prior to the Effective Time shall be a director of Holdings immediately following the Effective Time and will continue to hold office from the Effective Time until such director’s successor is duly elected and qualified in the manner provided in the Holdings Charter and Holdings Bylaws, or as otherwise provided by law. Each officer of Holdings in office immediately prior to the Effective Time shall continue as an officer of Holdings immediately following the Effective Time and will continue to hold office from the Effective Time until such officer’s successor is duly appointed and qualified in the manner provided in the Holdings Charter and Holdings Bylaws, or as otherwise provided by law.

(b) Surviving Company. The directors of the Surviving Company immediately following the Effective Time shall be the directors set forth in the A&R LLCA and will continue to hold office from the Effective Time until such director’s successor is duly elected and qualified in the manner provided in the governing documents of the Surviving Company, or as otherwise provided by law. Each officer of Merger Sub in office immediately prior to the Effective Time shall be an officer of the Surviving Company immediately following the Effective Time and will continue to hold office from the Effective Time until such officer’s successor is duly appointed and qualified in the manner provided in the governing documents of the Surviving Company, or as otherwise provided by law.

5. ADDITIONAL ACTIONS. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Section 251(g) of the DGCL and Section 18-209 of the DLLCA. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

6. EFFECT ON CAPITAL STOCK.

(a) Conversion of Company Common Stock for Holdings Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Companies or any holder of securities thereof:

i.

each share of Company Common Stock (or fraction of a share of Company Common Stock) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable, issued and outstanding share (or equal fraction of a share) of Holdings Common Stock having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the share of Company Common Stock from which it was converted; and

ii.

each share of Company Common Stock (or fraction of a share of Company Common Stock) owned by the Company as treasury stock shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share (or equal fraction of a share) of Holdings Common Stock held in treasury by Holdings.

(b) Equity Interests of Merger Sub. From and after the Effective Time, each Merger Sub Common Unit issued and outstanding immediately prior to the Effective Time shall remain outstanding as one Merger Sub Common Unit of the Surviving Company and Holdings shall continue as the sole direct holder thereof and as the sole member of the Surviving Company.

(c) Holdings Common Stock. At the Effective Time, each share of Holdings Common Stock owned by the Company shall be cancelled without payment of any consideration therefor.

(d) Stock Certificates. From and after the Effective Time until thereafter surrendered to Holdings or its transfer agent for transfer or exchange in the ordinary course, each certificate representing shares of Company Common Stock (a “Certificate”) shall be deemed for all purposes to evidence ownership of and to represent the shares of Holdings Common Stock into which the shares of Company Common Stock represented by such Certificate immediately prior to the Effective Time have been converted pursuant to this Agreement, and each such Certificate shall be so registered on the books and records of Holdings and its transfer agent. From and after the Effective Time, upon the surrender to Holdings or its transfer agent for transfer or exchange in the ordinary course of any Certificate, Holdings shall issue or cause to be issued a new certificate representing the class and number of shares of Holdings Common Stock previously represented by such Certificate to the person or persons or entity or entities entitled thereto. If any Certificate shall have been lost, stolen, or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such Certificate to be lost, stolen, or destroyed, and the providing of an indemnity by such person or entity to Holdings, in form, substance, and amount reasonably satisfactory to Holdings, against any claim that may be made against it with respect to such Certificate, Holdings shall issue or cause to be issued to such person or entity, in exchange for such lost, stolen, or destroyed Certificate, a new certificate representing the class and number of shares of Holdings Common Stock into which the shares of Company Common Stock represented by such Certificate immediately prior to the Effective Time have been converted pursuant to this Agreement.

(e) Securities Act. It is the intent of the parties hereto that Holdings, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing offerings under the Securities Act of 1933, as amended (the “Securities Act”). As soon as practicable following the Merger, (a) the Surviving Company will, to the extent deemed appropriate, (i) file post-effective amendments to terminate certain of the Company’s registration statements and (ii) file a registration statement covering the issuance of debt securities and (b) Holdings will, to the extent deemed appropriate, file registration statements to adopt any and all of the securities of the Company that were previously included in the Company’s terminated registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep any such registration statements from being misleading.

(f) Exchange Act. It is the intent of the parties hereto that the Merger will constitute a “succession” for purposes of Rule 12g-3(a) under the Exchange Act and, upon issuance of the Holdings Common Stock in connection with the Merger, the Holdings Common Stock will be deemed to be registered under Section 12(b) of the Exchange Act. It is the further intent of the parties hereto that Holdings will be considered a “successor issuer” of the Company.

7. ASSUMPTION OF EQUITY PLANS AND AWARDS.

(a) Incentive Plans. At the Effective Time, pursuant to amendments to the Plans and the ESPP entered into in connection with the Merger, the Plans and the ESPP shall be assumed by Holdings pursuant to the terms thereof with any necessary conforming amendments to the terms thereof and shall thereafter provide for the issuance of shares of Holdings Common Stock. The rights and obligations under the Plans and the ESPP as so assumed by Holdings shall be implemented and administered in the same manner as such rights and obligations of the Company prior to the Effective Time and without interruption in the manner provided therein until any of the Plans or ESPP is amended, restated, modified or terminated.

(b) Company ESPP. At the Effective Time, pursuant to amendments to the Plans and the ESPP entered into in connection with the Merger, each outstanding right to purchase shares under the ESPP (each, an “ESPP Option”), outstanding immediately prior to the Effective Time shall be adjusted pursuant to the ESPP to be exercisable for shares of Holdings Common Stock. All such ESPP Options shall retain the same term, exercise price, exercisability, status as a nonqualified option for purposes of Section 423 of the Code and all other material terms and conditions (including but not limited to the terms and conditions applicable to such options by virtue of the Plan) except that any references to the Company shall be deemed references to Holdings. From and after the Effective Time, each participant election to participate in the ESPP and to purchase shares of Company Common Stock shall be deemed for all purposes to evidence an election to participate in the ESPP and to purchase, at the same exercise price per share and on the same terms and conditions, the same number of shares of Holdings Common Stock. The Merger shall have no effect on a participant’s continuous service with the Company for purposes of determining eligibility to participate and the number of shares of Holdings Common Stock subject to purchase under an adjusted ESPP Option to purchase shares of Holdings Common Stock at the Effective Time.

(c) Company RSUs. At the Effective Time, pursuant to amendments to the Plans entered into in connection with the Merger, each Company RSU (whether subject to time-vesting or performance-vesting conditions), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be adjusted pursuant to the Plans to represent an equivalent number of shares of Holdings Common Stock. All such Company RSUs shall retain the same term, vesting schedule, acceleration provision (if applicable) and all other material terms and conditions (including but not limited to the terms and conditions applicable to such Company RSUs by virtue of the Plans), except that any references to the Company shall be deemed references to Holdings. From and after the Effective Time, each award agreement representing a Company RSU shall be deemed for all purposes to evidence an agreement representing a restricted stock unit award on the same terms and conditions and for the same number of shares of Holdings Common Stock. The Merger shall have no effect on a Company RSU holder’s continuous service to the Company for purposes of meeting the vesting requirements of such Company RSU.

(d) Other Executive Compensation Arrangements. At the Effective Time, pursuant to amendments to the Plans and the ESPP entered into in connection with the Merger, the Other Executive Compensation Arrangements shall be assumed by Holdings pursuant to the terms thereof with any necessary conforming amendments to the terms thereof. The rights and obligations under the Other Executive Compensation Arrangements as so assumed by Holdings shall be implemented and administered in the same manner as such rights and obligations of the Company prior to the Effective Time and without interruption in the manner provided therein until any of the Other Executive Compensation Arrangements is amended, restated, modified or terminated.

(e) Reservation of Shares. On or prior to the Effective Time, Holdings will reserve sufficient shares of Holdings Common Stock to provide for the issuance of Holdings Common Stock under the Plans and the ESPP.

8. ASSUMPTION OF NOTES. At the Effective Time, the Surviving Company shall enter into such documents as are necessary to assume the Company’s obligations under that certain Indenture, dated as of July 18, 2014, by and between the Company and The Bank of New York Mellon, as trustee (as supplemented, the “2014 Senior Indenture”), and that certain Indenture, dated as of October 1, 2000, by and between the Company (as successor-in-interest to SLM Corporation and USA Education, Inc.) and The Bank of New York Mellon (as successor-in-interest to J.P. Morgan Chase Bank, National Association, f/k/a Chase Manhattan Bank), as trustee (as supplemented, the “2000 Senior Indenture” and, together with the 2014 Senior Indenture, the “Indentures”), pursuant to the terms and conditions set forth in the Indentures.

9. NO APPRAISAL RIGHTS. In accordance with the DGCL and the DLLCA, no appraisal rights shall be available to any holder of shares of Company Common Stock or the Merger Sub Common Units in connection with the Merger.

10. TERMINATION. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned at any time prior to the Effective Time by a written agreement signed by each of the Constituent Companies following approval of same by the respective Board of Directors or Sole Member of each Constituent Company (as applicable). In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and none of the Company, Holdings or Merger Sub, nor any of their respective stockholders, directors or officers, shall have any liability with respect to such termination or abandonment.

11. TAX TREATMENT. The parties hereto intend that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of the Company, Holdings, and Merger Sub are parties under Section 368(b) of the Code, and this Agreement will constitute a “plan of reorganization” within the meaning of Section 354(a)(1) and Treasury Regulations Sections 1.368-2(g) and 1.368-3 and as such, the stockholders of the Company do not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger.

12. AMENDMENTS AND WAIVERS. At any time before the Effective Time, any provision of this Agreement may be amended, modified, restated, supplemented or waived by a written agreement signed by each of the Constituent Companies.

13. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

14. COUNTERPARTS. This Agreement may be executed and delivered by electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

16. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company, Holdings and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:

NAVIENT CORPORATION

By:	/s/ EDWARD BRAMSON
Name:	Edward Bramson
Title:	President and Chief Executive Officer

HOLDINGS:

NAVIENT HOLDINGS, INC.

By:	/s/ EDWARD BRAMSON
Name:	Edward Bramson
Title:	President and Chief Executive Officer

MERGER SUB:

RELAY MERGER SUB LLC

By:	/s/ EDWARD BRAMSON
Name:	Edward Bramson
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

Form of Certificate of Merger

(See attached)

CERTIFICATE OF MERGER

FOR THE MERGER OF

NAVIENT CORPORATION

WITH AND INTO

RELAY MERGER SUB LLC

October 28, 2026

Pursuant to the General Corporation Law of the State of Delaware and

the Delaware Limited Liability Company Act

Relay Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), does hereby certify to the following facts relating to the merger (the “Merger”) of Navient Corporation, a Delaware corporation (the “Company”), with and into Merger Sub, with Merger Sub continuing as the surviving company of the Merger (the “Surviving Company”):

FIRST:	The Company and Merger Sub are the only Constituent Companies in the Merger. The Company is a corporation incorporated pursuant to the laws of the State of Delaware, and Merger Sub is a limited liability company formed pursuant to the laws of the State of Delaware.

SECOND:	An Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 28, 2026, by and among the Company, Merger Sub and Navient Holdings, Inc., a Delaware corporation, has been approved, adopted, certified, executed and acknowledged by the Company and by Merger Sub in accordance with Sections 251(g) and 264 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”) and each of the conditions specified in Section 251(g) of the DGCL has been satisfied.

THIRD:	The name of the Surviving Company of the Merger shall be Navient LLC.

FOURTH:	The executed Merger Agreement is on file at an office and place of business of the Surviving Company at 13865 Sunrise Valley Drive, Herndon, Virginia 20171.

FIFTH:	A copy of the executed Merger Agreement will be furnished by the Surviving Company, on request and without cost, to any stockholder or member of any constituent company of the Merger.

SIXTH:	This Certificate of Merger and the Merger contemplated hereby shall become effective at 11:59 pm (Eastern Time) on October 28, 2026.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Relay Merger Sub LLC has caused this Certificate of Merger to be executed as of the date first above written.

RELAY MERGER SUB LLC

By:
Name:
Title:

[SIGNATURE PAGE TO CERTIFICATE OF MERGER]

EXHIBIT B

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

NAVIENT LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NAVIENT LLC

This Amended and Restated Limited Liability Company Agreement of Navient LLC, a Delaware limited liability company (the “Company”), dated as of October 28, 2026 (as amended from time to time, this “Agreement”), is entered into by Navient Holdings, Inc., a Delaware corporation, as member of the Company (in its capacity as the sole member of the Company, the “Initial Member” and, together with any other person becoming a member of the Company, the “Members”).

WHEREAS, the Company was formed under the name “Relay Merger Sub LLC” as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”);

WHEREAS, the Company is currently governed by that certain Limited Liability Company Agreement of the Company, dated as of September 14, 2026 (the “Initial LLC Agreement”), executed by the Initial Member;

WHEREAS, the Initial Member is, and at all times has been, the sole Member of the Company;

WHEREAS, the Company is, and at all times prior hereto has been, treated as an entity disregarded as separate from the Initial Member for U.S. federal income tax purposes, and the Company and the Initial Member agree to consistently treat and report the Company as such for all accounting, financial, tax and other corporate and legal purposes, where applicable;

WHEREAS, on the date hereof, Navient Corporation, a Delaware corporation (“Pubco”), merged with and into the Company, with the Company surviving the merger (the “Merger”), pursuant to Section 18-209 of the Act and Sections 251(g) and 264 of the General Corporation Law of the State of Delaware (the “DGCL”) by causing the filing with the Secretary of State of the State of Delaware of a Certificate of Merger (the “Certificate of Merger”);

WHEREAS, the Company was formed for the purpose of participating in the Merger, and prior to the Merger, did not own any assets and did not take any actions other than those necessary or advisable to effect the transactions contemplated by the Merger immediately prior to the contemplation of such transactions; and

WHEREAS, as of the effective time of the Merger, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, the Initial Member and Pubco, among other things, (i) all of the limited liability company interests in the Company issued and outstanding immediately prior to the Merger remained outstanding, (ii) the Initial Member continued as the sole member of the Company, and (iii) this Agreement became effective and amends and restates in its entirety the Initial LLC Agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial LLC Agreement is hereby amended and restated in its entirety as follows:

1. Name. The name of the limited liability company is Navient LLC. The Company is to have a perpetual existence until it is dissolved, wound up and terminated in accordance with Section 17 of this Agreement.

2. Certificates. Laura-Jayne Urso, as an “authorized person” within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (such filing being hereby approved and ratified in all respects) and Edward Bramson, as an “authorized person” within the meaning of the Act, has executed, delivered and filed on behalf of the Company the Certificate of Merger with the Secretary of State of the State of Delaware (such filing being hereby approved and ratified in all respects).

3. Authorized Limited Liability Company Interests. The Company shall be authorized to issue one hundred (100) units of limited liability company interest, all of which shall be of one class and shall be designated as “Common Units,” and all of which shall be issued to the Initial Member. Common Units shall for all purposes be personal property. The Common Units shall be uncertificated. The authorized number of Common Units may be increased or decreased (but not below the number of Common Units thereof then outstanding) by the affirmative vote of Members holding a majority of the voting power of the Common Units that pursuant to this Agreement are entitled to vote thereon.

4. Purpose. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

5. Registered Agent and Registered Office. The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

6. Members; Member Meetings.

(a) Members. The Initial Member hereby continues as the sole Member of the Company. The name of each Member and the number of Common Units owned by such Member shall be set forth on Exhibit A hereto. The list of Members and the number of Common Units shall be adjusted from time to time by the Board as additional Units are issued, additional Members are admitted to the Company or Members cease to be members of the Company. Notwithstanding any other provision of this Agreement, including Section 15, from time to time the Board shall amend Exhibit A to reflect any changes in the number of Common Units owned by a Member, the admission of new Members or Members ceasing to be members of the Company, without the consent of any other person. As of the date of this Agreement, the Initial Member is the sole Member of the Company. Subject to Section 15, Members may act by written consent in lieu of a meeting.

7. Distributions.

(a) Distributions shall be made to the Members in accordance with this Section 7. For the avoidance of doubt, the stockholders of the Member, in their capacity as such, shall have no right to any distributions from the Company under this Agreement, as provided in this Section 7.

(b) Holders of Common Units shall be entitled to receive such dividends and distributions and other distributions in cash, Common Units or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor.

(c) Common Units shall be entitled to receive the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Company, as such terms are used in this Section 7(c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Company with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets

8. Management.

(a) Board of Directors. The business and affairs of the Company shall be managed by or under the direction of its board of directors (the “Board,” and each member of the Board, a “Director”). In addition to the powers and authorities by this Agreement expressly conferred upon them, the Board may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by this Agreement directed or required to be exercised or done by the Members. The Directors need not be Members. The Directors shall be elected by the Members. Each Director shall be a “manager” within the meaning of the Act; provided that, notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company. The initial Directors of the Company are set forth on Schedule 1.

(b) Number of Directors. The number of Directors of the Company shall be fixed from time to time by resolution of the Board or the Members.

(c) Term of Directors. Each Director shall serve until election and qualification of his or her successor, subject to his or her earlier death, disqualification, resignation or removal.

(d) Removal. A Director may be removed from office at any time, with or without cause, by the affirmative vote of the Members holding at least a majority in voting power of the Common Units of the Company entitled to vote thereon.

(e) Vacancies. Any newly created Directorship that results from an increase in the number of Directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any Director or from any other cause shall be filled solely by the Members. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall hold office for the remaining term of his or her predecessor.

(f) Resignations. Any Director may resign by delivering a resignation in writing or by electronic transmission to the Company at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

9. Meetings of the Board of Directors.

(a) Meetings Generally. The Directors may hold their meetings and have one or more offices, and keep the books of the Company outside of the State of Delaware.

(b) Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any Director who is absent when such a determination is made shall be given notice of the determination prior to such regular meeting. A regular meeting of the Board may be held without notice immediately after and at the same place, if any, as the annual meeting of Members.

(c) Special Meeting. Special meetings of the Board may be held at any time and place, if any, designated in a call by the Chief Executive Officer, the President, a majority of Directors then in office, or by one Director in the event that there is only a single Director in office.

(d) Quorum. At all meetings of the Board, a majority of the Directors shall constitute a quorum. If at any meeting of the Board there shall be less than a quorum, a majority of the Directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

(e) Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each Director by the Secretary or by the officer or one of the Directors calling the meeting. Notice shall be duly given to each Director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, e-mail or other means of electronic transmission, or delivering written notice by hand, to such Director’s last known business, home or means of electronic transmission address at least forty-eight (48) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such Director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

(f) Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

(g) Action at Meeting. Every act or decision done or made by a majority of the Directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law.

(h) Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee thereof.

(i) Committee. The Board may designate one or more committees, each committee to consist of one or more of the Directors of the Company with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company and may authorize the seal of the Company to be affixed to all papers which may require it.

(j) Audit Committee. The Board shall designate the Audit Committee of the Initial Member as the Audit Committee of the Company with such lawfully delegable powers and duties as the Board of the Initial Member shall designate to the Audit Committee of the Initial Member.

10. Officers.

(a) The officers of the Company shall be chosen by the Board and shall include a president, a vice president and a secretary. The Company may also have at the discretion of the Board such other officers as are desired, including a chairman of the Board, additional vice presidents, one or more assistant secretaries, a treasurer, one or more assistant treasurers, and such other officers as may be appointed in accordance with the provisions of this Section 10. In the event there are two or more vice presidents, then one or more may be designated as executive vice president, senior vice president, vice president marketing, or other similar or dissimilar title. Any number of offices may be held by the same person, unless this Agreement provides otherwise. The officers of the Company immediately prior to the Merger hereby continue as officers of the Company and are set forth on Schedule 2.

(b) The Board may appoint such other officers and agents, as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

(c) The officers of the Company shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Board may be removed at any time, either with or without cause, by the Board. If the office of any officer or officers becomes vacant for any reason, the vacancy may be filled by the Board.

11. Exculpation and Indemnification. To the fullest extent permitted by law, a Director of the Company shall not be personally liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Company or its Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 18-607 and 18-804 of the Act (which are the functional equivalent, for a Delaware limited liability company, of Section 174 of the DGCL applicable to directors of a Delaware corporation), as the same exist or hereafter may be amended, or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of Directors of a Delaware corporation, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the amended DGCL. In addition to the limitation on personal liability of Directors provided herein, the Company shall, to the fullest extent permitted by the DGCL as if the Company were organized as a Delaware corporation: (x) indemnify its officers and Directors and (y) advance expenses incurred by such officers or Directors in relation to any action, suit or proceeding.

(a) Subject to Section 11(f), the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a Director or officer of the Company, or while a Director or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

(b) Subject to Section 11(f), the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a Director or officer of the Company, or while a Director or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) Expenses, including without limitation attorneys’ fees, incurred by a current or former Director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former Director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Section 11.

(d) Any indemnification under this Section 11 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Director or officer is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made (i) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such Directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (iv) by the Members.

(e) The Company may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of this Section 11.

(f) The obligations of the Company under this Section 11 to indemnify, and advance expenses to, a person who is or was a Director or officer of the Company shall be considered a contract between the Company and such person, and no modification or repeal of any provision of this Section 11 shall affect, to the detriment of such person, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 11 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Any repeal or modification of this Section 11 by the Members of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability or right to indemnification or advancement of expenses hereunder existing at the time of such repeal or modification.

12. Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

13. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

14. Amendments.

(a) Subject to the provisions hereof, the Board reserves the right at any time, and from time to time, to amend, alter, repeal, or rescind any provision contained herein, in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon Members, Directors, or any other persons whomsoever by and pursuant to this Agreement in its present form or as hereafter amended are granted subject to this reservation.

(b) Notwithstanding the foregoing, the provisions set forth in this Section 15 and in Section 8 (provisions as to number, classes and removal of Directors) and Section 6(c) (provision regarding certain limitations on powers of Members) may not be repealed or amended in any respect, and no provision imposing cumulative voting in the election of Directors may be added, unless such action is approved by the affirmative vote of Members holding at least a majority in voting power of the Common Units entitled to vote for the election of Directors thereon.

15. 251(g) Provisions.

(a) Duties of Directors. Notwithstanding anything herein to the contrary, each Director shall be subject to the same fiduciary duties applicable to directors of a corporation subject to the DGCL, and, subject to Section 11, shall be liable for breach of such duties to the same extent as directors of a corporation subject to the DGCL.

(b) Stockholder Consent. Notwithstanding anything in this Agreement to the contrary, any act or transaction by or involving the Company, other than the election or removal of the Directors, that, if taken by Pubco immediately prior to the effective time of the Merger, would require, for its adoption under the DGCL or under the certificate of incorporation or bylaws of Pubco immediately prior to the effective time of the Merger, the approval of the stockholders of Pubco, shall, pursuant to Section 251(g)(7)(A), require, in addition to approval of the Members as set forth herein, the approval of the stockholders of the Initial Member (or any successor by merger), by the same vote as is required by the DGCL and/or by the certificate of incorporation or bylaws of the Pubco immediately prior to the effective time of the Merger.

(c) Amendments. Notwithstanding anything herein to the contrary, any amendment to this Agreement which amendment would, if adopted by a corporation subject to the DGCL, be required to be included in the certificate of incorporation of such corporation, shall, pursuant to Section 251(g)(7)(A) of the DGCL, require, in addition to the approval of the Members as set forth herein, the approval of the stockholders of the Initial Member (or any successor by merger), by the same vote as is required by the DGCL and/or by the certificate of incorporation or bylaws of Pubco immediately prior to the effective time of the Merger.

16. Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the affirmative vote, at a meeting duly called for such purpose, or by written consent of Members holding a majority of the Units, (ii) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b) The occurrence of any event set forth in Section 18-304 of the Act (Events of Bankruptcy) with respect to a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

17. U.S. Federal Income Tax Status. As of the date of this Agreement, the Company is, and at all times prior hereto has been, treated as an entity disregarded as separate from the Member for U.S. federal income tax purposes and each of the Member and the Company shall consistently report and treat the Company as such for all applicable financial, accounting, tax, legal and corporate purposes so long as the Member is the sole Member of the Company.

18. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

19. Exclusive Forum. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or its Members, (iii) any action arising pursuant to any provision of the Act or the DGCL as applied pursuant to Section 15 of this Agreement, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in Common Units of the Company shall be deemed to have notice of and consented to the provisions of this Section 19.

20. Sole Benefit of Members. Except as expressly provided in Section 11, the provisions of this Agreement and the economic rights conveyed herein are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of a Member or creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement). No Member shall have any duty or obligation to any creditor of the Company or creditor of a Member to make any contributions or payments to the Company nor shall the Board have any duty or obligation to any creditor of the Company or creditor of a Member to issue any call for capital.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

SOLE MEMBER:
NAVIENT HOLDINGS, INC.,
a Delaware corporation

By:	/s/ EDWARD BRAMSON
Name: Edward Bramson
Title: President and Chief Executive Officer

SCHEDULE 1

BOARD OF DIRECTORS

EDWARD BRAMSON

STEVEN M. HAUBER

TROY T. STANDISH

MATTHEW PALESE

SCHEDULE 2

OFFICERS

NAME	TITLE

EDWARD BRAMSON	PRESIDENT AND CHIEF EXECUTIVE OFFICER

STEVE M. HAUBER	EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER & PRINCIPAL ACCOUNTING OFFICER

TROY T. STANDISH	EXECUTIVE VICE PRESIDENT & CHIEF OPERATING OFFICER

JUDAH A. HOLLAND	SENIOR VICE PRESIDENT, CHIEF TRANSITION OFFICER

TED A. MORRIS	SENIOR VICE PRESIDENT & CONTROLLER

MATTHEW SHELDON	SENIOR VICE PRESIDENT & GENERAL COUNSEL

ROGER YANKOUPE	SENIOR VICE PRESIDENT, TREASURER & INVESTOR RELATIONS

DEANNA COLOE	VICE PRESIDENT & CHIEF AUDIT OFFICER

PATTY MCKEOWN	VICE PRESIDENT & CHIEF HUMAN RESOURCES OFFICER

ERIC S. KISS	VICE PRESIDENT & CHIEF TAX OFFICER

STEPHEN TINNEY	VICE PRESIDENT & CHIEF RISK OFFICER

KIM MERRILL	VICE PRESIDENT & CHIEF COMPLIANCE OFFICER

PATRICK THEURER	VICE PRESIDENT & CHIEF INFORMATION OFFICER

ELIZABETH HAN	SECRETARY

CAROL LEE	ASSISTANT SECRETARY

EXHIBIT A

Member Name	Number of Common Units
Navient Holdings, Inc.	100 Common Units